UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2014

LOTON, CORP

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167219	98-0657263
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

620 North Beverly Drive Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, Olly Bengough resigned as the Chief Executive Officer of Loton, Corp (the “Company”) and from the Board of Directors of the Company.

Item 8.01	Other Events.

Pursuant to that certain Variation Agreement dated April 24, 2014, among Mr. Bengough, KoKo (Camden) Limited, Robert Ellin, Trinad Capital Master Fund Limited, Ltd., OBAR Camden Holdings Limited (“OCHL”), OBAR Camden Limited (“OCL”), and JJAT Corp., the terms of which are disclosed in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2014, as amended (the “Super 8-K”), Mr. Bengough agreed, subject to Mr. Bengough’s receipt of satisfactory tax clearances under the tax laws of the United Kingdom and entry into mutually acceptable documentation, to transfer all shares of OCHL held by him to Koko (Camden) Limited (“KoKo UK”) with the result that OCHL would become an indirect, wholly-owned subsidiary of the Company (the “Share Exchange”).

To date, the parties to the Variation Agreement have been unable to reach an agreement on mutually acceptable documentation to effect the Share Exchange. The Company and Mr. Bengough are presently continuing to co-operate OCHL and OCL, with Mr. Bengough leading OCL’s day-to-day business.

The Company also continues to seek expansion through other means such as acquisition of other live concert or event or media companies and licensing opportunities in the concert venue and media operations industries. The Variation Agreement and the related Shareholders’ Agreement dated February 12, 2014, (the “OCHL Shareholders’ Agreement”) the terms of which are disclosed in the Super 8-K, remain in full force and effect. Pursuant to the terms of the OCHL Shareholders’ Agreement and the Variation Agreement, each of Mr. Ellin and Mr. Bengough constitute the Board of Directors of OCHL and each of Mr. Bengough and Mr. Ellin are restricted from taking actions on behalf of OCHL without the written consent of the other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOTON, CORP.

Dated: September 29, 2014	By:	/s/ Robert S. Ellin
Robert S. Ellin
Executive Chairman and President